EX-10.9

                Settlement Agreement and Limited Mutual Release


         This Settlement Agreement and Mutual Release, made and effective as of this 7th day of November, 1997, by and between Surgical Laser Technologies, Inc. ("SLT"), a Delaware corporation, having a principal place of business at 147 Keystone Drive, Montgomeryville, Pennsylvania 18936; Norio Daikuzono ("Daikuzono"), a Japanese citizen and resident alien of the United States of America, having an address at 4675 Cornell Road, Suite 180, Cincinnati, Ohio 45241; and SLT-Japan Company, Ltd., a Japanese company, having an address of 6th Floor, Chiyoda Seimei Hachioji Yokoyamacho Bldg. 25-6, Yokoyama-cho, Hachioji-shi, Tokyo 192, Japan as well as a branch address at 7840 Montgomery Road, Cincinnati, Ohio 45236.

                                    Recitals

         WHEREAS, Daikuzono brought an action against SLT on five counts in the United States District Court for the Southern District of Ohio, alleging breach of contract, patent infringement and fraud;

         WHEREAS, the two fraud counts were dismissed, and the venue of this action was removed to the United States District Court for the Eastern District of Pennsylvania, captioned Norio Daikuzono vs. Surgical Laser Technologies, Inc., Civil Action No. 96-833 (the "Action");

         WHEREAS, one of the contracts allegedly breached is an Employment Agreement dated March 1, 1987, between SLT and Daikuzono (the "Employment Agreement");

         WHEREAS, Daikuzono alleged that SLT owed him approximately $1,000,000 in unpaid salary due under the Employment Agreement;

         WHEREAS, Daikuzono also alleged that SLT owed him royalties earned from his assignment to SLT of U.S. Patent Nos. 4,693,244; 4,592,353; and 4,736,743;

         WHEREAS, SLT denied and disputed Daikuzono's claims and advanced counterclaims against Daikuzono that Daikuzono had breached the Employment Agreement, which counterclaims Daikuzono disputed;

         WHEREAS, SLT and Daikuzono, each having asserted their claims against the other at a cost to themselves in time, money and effort, wish now to enter an agreement whereby this Action will be settled for all purposes and further cost may be avoided and by which they may clarify and harmonize their future relations.

                                    Agreement

NOW, THEREFORE, in consideration of the premises set forth above and the mutual promises, agreements, covenants, undertakings, representations and warranties set forth below, each of which is material to this agreement, and the sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, make the following agreement:

1.   Definitions.

     The following definitions shall apply for purposes of this Settlement Agreement and Mutual Release ("Agreement"):

     a.  "SLT" means Surgical Laser Technologies, Inc. and its subsidiaries.

     b. "SLT-Japan" means SLT-Japan Company, Ltd., a Japanese corporation, and its subsidiaries.

     c.  "Contact Laser(TM) Patents" means the following three U.S. Patent Nos.:
         4,693,244; 4,592,353; and 4,736,743.

     d. "Person" means any individual, partnership, joint venture, association, corporation or other entity.

     e. "Court" means the United States District Court for the Eastern District of Pennsylvania.

     f. "Action" means that civil action maintained by Daikuzono against SLT in the United States District Court for the Eastern District of Pennsylvania, captioned Norio Daikuzono versus Surgical Laser Technologies, Inc., Civil Action No. 96-833.

     g. "Net Sales" means gross sales less any discounts off the gross sales price.

2.   Payment by SLT.

     a. SLT shall pay Daikuzono the balance in that certain savings account no. 861464-3618, maintained by it at CoreStates Bank for royalties, and interest thereon, accrued in favor of Daikuzono. The balance in that account as of October 31, 1997 is $377,738.03, comprising royalties earned through August 31, 1997. SLT shall deposit royalties earned during September and October 1997 into the account on or before November 11, 1997. Interest shall accrue on the balance in the account and be paid to Daikuzono at the time of the payment of principal. Royalties earned in November 1997 and in months thereafter shall not be deposited into the account set forth in this Section 2(a), but shall be paid in accordance with Section 5 below. Payment under this Section 2(a) shall be made by cashier's check, payable to "Norio Daikuzono and White, Getgey & Meyer Co., L.P.A., his attorneys." Payment shall be made within five (5) business days of the date that the Court enters an order of dismissal of the Action, in accordance with Section 11 hereof.

          b. The amount of the payment made pursuant to this Section 2 shall hereafter be a matter of confidence between the parties, and neither the fact nor the amount of the payment shall be disclosed by a party hereto or by counsel to a party hereto to any Person without the written consent of the other party to this Agreement, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, either party may make such disclosures as may be required by or appropriate under applicable laws, including without limitation federal or state securities laws, without the necessity of prior written consent of the other party.

     3.   Withholding Taxes.

          a. The payment described in Section 2(a) shall be made without withholding of U.S. income taxes based upon Daikuzono's status as a resident alien. Daikuzono has also provided SLT a copy of the July 25, 1997 letter from his legal counsel in Japan, Akitaka Kobayashi, verifying Daikuzono's current entitlement to the royalties and shall have submitted by the time of payment set forth in Section 2(a) other tax documentation supporting the position that income taxes need not be withheld.

          b. Daikuzono shall promptly notify SLT of any change in his tax status in the United States. If SLT deems it appropriate under applicable tax rules and regulations, Daikuzono shall submit documentation necessary and sufficient to evidence the change in status and to comply with the applicable rules and regulations.

          c. Daikuzono shall indemnify, defend and hold SLT harmless for any withholding taxes, interest and penalties that the Internal Revenue Service, the Japanese Ministry of Finance or any other governmental agency may assess against SLT based upon royalty payments which SLT has made to Daikuzono prior to the date hereof, or which are made under Section 2(a) pursuant to Daikuzono's instructions and in prima facie compliance with the applicable tax laws.

     4.   The Contact Laser(TM) Patents.

          a. SLT shall pay Daikuzono a royalty of three percent (3%) on its net sales of those products which SLT presently offers for sale and which are identified in Appendix A hereto, being covered by a claim of at least one of the Contact Laser(TM) Patents and not comprising staple items of commerce. SLT has not been obliged heretofore, nor shall it be obliged hereafter, to pay Daikuzono royalty on any other products which it presently offers for sale, including without limitation its laser systems, fiber delivery systems and any options and accessories thereto, except as set forth in Section 4(c) below.

          b. In the event that SLT sells a product which it presently does not offer for sale, which is covered by a claim of at least one of the Contact Laser(TM) Patents and which does not comprise a staple item of commerce, then SLT shall pay Daikuzono a royalty of three percent (3%) on its net sales of the new product.

          c. Where SLT sells, for a single aggregate price, a product bearing royalty under Section 4(a) or 4(b) and a product not bearing such royalty (including, without limitation, such products as laser systems, fiber delivery systems and any options and accessories), the price shall be allocated between the covered and non-covered products in proportion to their several list prices, but where such discrete listprices do not exist, then the allocation shall be in proportion to their direct costs to SLT.

          d. SLT's obligation to pay royalties to Daikuzono under Section 4(a) and 4(b) shall absolutely cease for products, otherwise covered under a claim of a Contact Laser(TM) Patent, which are sold on or after April 9, 2005.

          e. Royalties under this Section 4 shall apply to net sales of products by SLT made on or after November 1, 1997. Payment for royalties for prior periods shall be liquidated by means of the payment described in Section 2(a).

          f. In the event that a Japanese counterpart to U.S. Patent Nos. 4,693,244; 4,592,353; or 4,736,743 should issue, then Daikuzono shall have a non-exclusive and royalty-free license in Japan to make, use and sell products covered by, and otherwise practice the technology described in, the counterpart Japanese patent.

          g. SLT acknowledges that it has no contractual or property rights by which to preclude SLT-Japan from selling products which are covered, without more, by the claims of the Contact Laser(TM) Patents in the following countries: Cambodia, Indonesia, Laos, Malaysia, North Korea, People's Republic of China, the Philippines, Taiwan, Thailand, Singapore, South Korea and Vietnam.

          h. SLT further acknowledges that apart from the counterpart Japanese patents described 4(f), there are no foreign counterpart patents to the Contact Laser(TM) Patents other than a counterpart to U.S. Patent No. 4,736,743 in Great Britain, Germany, Austria and Switzerland.

     5.   Royalty Payment.

          a. For sales on or after November 1, 1997, of products bearing royalty in favor of Daikuzono under Section 4 of this Agreement, SLT shall pay royalties earned in a given month by the end of the following month. Thus, by way of example, royalties earned in November 1997 shall be payable by December 31, 1997. A grace period of 5 days shall be allowed SLT after month end in which to complete payment.

          b. Payment shall be by wire transfer to the trust account of White, Getgey & Meyer Co., L.P.A., pursuant to transfer instructions given from time to time by White, Getgey & Meyer Co., L.P.A., such instructions to become effective on thirty (30) days' prior written notice to SLT.

          c. Accompanying each payment made under Section 5(b) shall be a brief statement by SLT setting forth the calculation supporting the payment.

     6.   Other Undertakings.

          a. In order to lessen potential confusion over the discrete identities and roles of SLT and SLT-Japan, SLT shall not establish and conduct direct operations in Japan in its own name, and SLT-Japan shall not establish and conduct direct operations in the United States of America in its own name. SLT shall be permitted to establish and conduct operations in Japan, and SLT-Japan shall be permitted to establish and conduct operations in the USA, in the name of a subsidiary, affiliate or independent third-party, provided that any such entity does not have or use such terms as "Surgical Laser" or "SLT" in its formal company name or the informal company name used in trade, or in the trademarks or service marks used in the respective countries.

          b. Notwithstanding the foregoing of Section 6(a), it is understood and agreed that the parties hereto or the entities through which such operations may be established and conducted in Japan (in the case of SLT) and the USA (in the case of SLT-Japan) shall not be precluded from clarifying to inquiring customers or other members of the marketplace the entities' respective affiliations with SLT and/or SLT-Japan, nor shall SLT and SLT-Japan be precluded from ascribing on their products, or in the related product labeling and trade literature, the provenance of such products to themselves, whether such ascription is required under the laws of the several jurisdictions, as by way of example 21 Code of Federal Regulations Part 808 et seq., or whether such ascription is appropriate under the rules governing registration of products under international standards for medical devices, as by way of example, EN ISO 9000 et seq., EN 46000 et seq. and the EC Medical Device Directive (93/42).

          c. From the date of this Agreement and until the third anniversary thereof, SLT shall not import into Japan, nor cause to be imported into Japan, any of the following SLT(R) Contact Laser(TM) Systems, whether new, refurbished or remodeled: (i) the CLMD Contact Laser System, a 35-watt laser system supplied to SLT in part by NEC Electronics, Inc.; and (ii) the CL60 Contact Laser System, a 60-watt laser system supplied to SLT in part by NEC Electronics, Inc.

          d. Nothing in this Section 6 grants, directly or indirectly, any rights in the intellectual property rights of a party to this Agreement to another party hereto. No rights in the intellectual property rights of a party to this Agreement are granted to another party hereto except as specifically set forth elsewhere in this Agreement.

     7.   Audit.

          a. Daikuzono shall have the right to designate auditors to audit those books and records of SLT that relate to the calculation of royalties described under Sections 4 and 5 hereof. The audit shall be as to entire discrete fiscal years of SLT for sales of products made on or after November 1, 1997, excepting the period November 1, 1997 to December 28, 1997, which shall be treated as a partial, but auditable fiscal year.

          b. A discrete fiscal year shall be so audited no more than once, and must be audited within three (3) years from its fiscal year-end. Daikuzono shall give SLT at least sixty (60) days' prior written notice of a desired audit, whereupon SLT and Daikuzono shall establish a time and date for the audit. If SLT so desires, the audit shall be conducted at the place where it regularly maintains its books and records. While the audit may cover more than one discrete fiscal year, no more than one such audit shall be allowed per calendar year.

          c. Notwithstanding Section 7(b), an audit commissioned by Daikuzono for a discrete fiscal year shall not be conducted before SLT's independent accountants shall have completed their audit or review of the books and records of SLT for that fiscal year or before SLT shall have issued its Form 10-K for the applicable fiscal year to the Securities and Exchange Commission. Based upon the independent accountants' review of SLT's calculation and payment of royalties under

              Section 4 hereof, SLT may correct any discrepancy ascertained by its accountants in such calculation or payment without interest, penalty, fee or further liability to Daikuzono, provided that SLT shall have originally calculated such royalties in good faith.

          d. In the event that Daikuzono's auditors contend that a discrepancy exists between the royalties as calculated by them and the royalties as calculated, reviewed and possibly corrected by SLT and its independent accountants, then Daikuzono's auditors shall promptly set forth to SLT in detail the basis for their contention, including without limitation the basis on which they regard that products which SLT sold but on which it did not calculate and pay royalties should be treated as products coming within a claim of a Contact Laser(TM) Patent and otherwise bearing royalty (thus excluding, for example, fiber delivery systems).

          e. The parties shall confer in good faith on the discrepancy and attempt to reach agreement on the same. If the parties cannot reach agreement, then Daikuzono may give notice of default to SLT, which SLT shall have thirty (30) days to cure. If such alleged default is not so cured, then Daikuzono and SLT will submit the issue to non-binding mediation through the auspices of an independent mediation organization. One mediator will be selected. Daikuzono and SLT will share equally the costs assessed by the mediation organization. Daikuzono and SLT will pay their respective attorneys' fees.

          f. Daikuzono shall bear the cost of any audit commissioned by him except in certain circumstances where such an audit determines that a discrepancy greater than five percent (5%) (a "material discrepancy") exists between the royalties calculated by Daikuzono's auditors and the royalties calculated, reviewed and possibly corrected by SLT and its independent accountants. The cost of the first such audit that determines a material discrepancy shall be borne by Daikuzono; the cost, up to but not exceeding $2,000, of a subsequent audit that determines a material discrepancy in a discrete fiscal year shall be borne by SLT.

          g. In the event that SLT should fail to pay royalties in a timely manner to Daikuzono, then SLT shall also be obliged to pay Daikuzono simple interest at the annual rate of the prime rate of interest, plus two percent (2%), reported by the Wall Street Journal on the date such royalties first become due and payable to the date they are paid.

          h. Daikuzono and his auditors and other advisors shall treat information from SLT concerning its calculation and payment of royalties as confidential and material, non-public information, unless such information is already in the public domain.

     8.   Default; Notice of Default; Right to Cure; Rights Upon Failure to
          Cure.

          a. In the event SLT fails to make any payment when due, under Section 5(a), it shall be in default.

          b. As a condition precedent to the right of Daikuzono or SLT-Japan to bring any legal action, based upon the occurrence of a default, Daikuzono or SLT-Japan must first provide to SLT written notice of default. Such notice shall specify the period for which the default exists, the grounds for declaring such a default and demanding that the default be cured. Such notice shall be sent in accordance with Section 12(a). SLT shall then have thirty (30) days from the date of the notice to cure the default.

          c. In the event SLT fails to cure the default, after notice has been given, Daikuzono or SLT-Japan shall have the right to bring an action against SLT and seek any remedy available at law.

     9.   Voidance of Prior Agreements; Affirmation of Assignment.

          a. This Settlement Agreement and Mutual Release voids, nullifies, replaces and supersedes, for all purposes, all prior agreements, undertakings and understandings by, between or among SLT, Daikuzono and SLT-Japan. Such prior agreements, undertakings and understandings include without limitation: (i) that certain agreement dated March 21, 1984 between Daikuzono and SLT; (ii) that certain agreement dated June 25, 1984 between Daikuzono and Surgical Laser Technologies Ohio, Inc. (a former subsidiary of
              SLT); (iii) that certain agreement dated on or about February 5, 1985 between Daikuzono and SLT; (iv) that certain agreement dated March 1, 1987 between Daikuzono and SLT (the "Employment Agreement"); and (v) that alleged agreement between Daikuzono and SLT which Daikuzono has averred had been formed on or about July 7, 1990.

          b. Notwithstanding Section 9(a), Daikuzono's prior assignments to SLT of the Contact Laser(TM) Patents, and of any other patents and patent applications assigned by Daikuzono to SLT, is hereby affirmed, confirmed and ratified.

          c. The parties represent and warrant to each other that there are no agreements or understandings in force, or claims outstanding, between SLT and SLT-Japan, except as set forth in this Agreement.

     10.  Mutual Limited Release.

          SLT, Daikuzono and SLT-Japan mutually release each other from any and all claims they may have against each other as of the date of this Agreement, as follows:

          a. SLT, for itself, its affiliates, successors and assigns, does hereby forever and completely release, remise, acquit and discharge Daikuzono, SLT-Japan and specifically SLT-Japan's US affiliate Innovative Healthcare Devices, Inc., for and against any and all claims, liabilities, demands, obligations, rights, damages, costs, expenses and causes of action of any nature, kind or character (whether tort, contract or statutory), known or unknown, suspected or unsuspected, fixed or contingent, which are based on, relate to, arise from or are in any way connected with any oral or written statement, act, omission, warranty, covenant, agreement or course of conduct, occurring on or before the date hereof, but not as to such as occur after the date hereof.

          b. Daikuzono and SLT-Japan, for themselves, their affiliates, successors and assigns, do hereby forever and completely release, remise, acquit and discharge SLT and its officers, directors, shareholders, and employees, joint ventures and affiliates from and against any and all claims, liabilities, demands, obligations, rights, damages, costs, expenses and causes of action of any nature, kind or character (whether tort, contract or statutory), known or unknown, suspected or unsuspected, fixed or contingent, which are based on, relate to, arise from or are in any way connected with any oral or written statement, act, omission, warranty, covenant, agreement or course of conduct, occurring on or before the date hereof, but not as to such as occur after the date hereof.

          c. It is the intent of the parties hereto that the mutual consideration received pursuant to this Agreement satisfies and finally resolves all controversies that exist between them, and the parties agree that such controversies are hereby satisfied and resolved as between themselves.

          d. None of the parties is presently aware that any product of another party infringes any issued patent owned by that party. Therefore, each party represents to the other parties that it does not presently intend to bring a patent infringement action against another party hereto, based on that other party's current products.

     11.  Dismissal of Action.

          Daikuzono and SLT shall promptly stipulate to the dismissal of the Action with prejudice, with each party to bear its own costs and attorneys' fees.

     12.  Miscellaneous.

          a. Notices given to the parties hereunder shall be by certified or registered mail, return receipt requested, or by an overnight courier service which obtains evidence of receipt from the addressee. Notice shall be sent to the addresses set forth above, in the case of SLT to the attention of its President. Any notice to a party hereunder shall be accompanied by notice also to its outside counsel, as follows:

              Counsel for Daikuzono and SLT-Japan:
              ------------------------------------
              White, Getgey & Meyer Co., L.P.A.
              1700 Fourth and Vine Tower
              One West Fourth Street
              Cincinnati, Ohio 45202
              Attn: David P. Kamp, Esq.

              Counsel for SLT:
              ----------------
              Duane, Morris & Heckscher, LLP
              One Liberty Place
              Philadelphia, Pa. 19103
              Attention: Gene E. K. Pratter, Esq.

          A notice shall be deemed given on the date set forth on the return receipt as received by the recipient. A party or its counsel may change its address hereunder, if notice is given of the same in conformance with these provisions.

          b. If part of this Agreement should be found to be void or unenforceable, then the portion so found shall be excepted from the Agreement, and the balance of the Agreement shall be construed in such manner as to give as much effect as possible to the parties' intentions.

          c. Each party acknowledges that it has had the benefit of counsel of the party's own selection. Each party agrees that this Agreement has been jointly drafted and that neither party has been the sole or prime draftsman of the Agreement.

          d. This Agreement shall be construed in accordance with the laws of Pennsylvania, and any litigation pursuant to this Agreement shall be brought and maintained in the United States District Court for the Eastern District of Pennsylvania.

          e. No party shall be deemed to be the agent or partner of another. The parties to this Agreement are independent of each other.

          f. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto. A party may assign its rights and obligations under this Agreement without the consent of the other parties so long as the assignment incorporates all of the rights and obligations of this Agreement.

          g. Neither the execution nor the delivery of this Agreement, nor the performance of the terms hereof, by any party hereto shall be considered an admission by it of any present or past wrongdoing or liability, and any and all such alleged admissions or liabilities are hereby expressly denied by the parties hereto.

          h. Consistent with Section 11, each party shall bear its own legal costs in this matter.

          i. The terms of the Settlement Agreement and Mutual Release shall not be modified except in a writing signed by each party. A party's forbearance from action or from pursuit of a remedy for a grievance hereunder shall not be considered a waiver against a future grievance.

          j. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof.


          IN WITNESS WHEREOF, the parties, hereby have affixed their hands as of the date first above written.



     Surgical Laser Technologies, Inc.             SLT-Japan Company, LtInc.


      By:     /s/ W. Keith Stoneback               By:    /s/ Norio Daikuzono
              -----------------------                  -------------------------
      Its:    President and CEO                    Its:________________________

                                   Appendix A

                      Listing of SLT's Products under Sec. 4(a)
                      -----------------------------------------


     SLT(R) Contact Laser(TM) Probes and Scalpels and Contact Fibers
     ----------------------------------------------------------------

     HP 1.0         ILT12           MCX 1.5           MD 2.5
     MD 3.5         MD 6            MRP 10            MRP 15
     MRP 1.5        MRP 3           MRP 5             MRP 7
     MRTP 1.5       MRTP 3          MRTP 5            MT 1.5
     MT 3.5         MTR 1.5         MTR 3.5           MTRG 1.5
     MTRG 2.5       MTRG 3.5        MTRL 10           MTRL 6
     MTRL 3         MTRL 7          MTRL 8            RMD 2.5
     RMTR 1.5       SMD 2.5         SMD 3.5           SMRP 10
     SMRP 15        SMRP 1.5        SMRP 3            SMRP 5
     SMRP 7         SMRTP 1.5       SMRTP 3           SMRTP 5
     SMT 1.5        SMT 3.5         SMTR 1.5          SMTR 3.5
     SMTRG 1.5      SMTRG 3.5       VMAX 4            ER 2
     ER 4           ER 6            ER 8              ER 10
     ER 10          ER 12           ERP 2             ERP 4
     ERP 6          ERP 8           ERP 10            ERP 12
     GR 2           GR 4            GR 6              GR 8
     GR 10          GR 12           GRP 2             GRP 4
     GRP 6          GRP 8           GRP 10            GRP 12
     DF 2           CFE 0.8         CFRH 5            CFRH 8
     CFRH 9         CFRH 11         OS 2              OS 3

     Heraeus LaserBlade(TM) Scalpels and Contact Fibers
     --------------------------------------------------

     CLB 2            CLB 4             CLB 6             CLB 8
     CLB 10           CLB 12            CLBX 0.2          CLBX 0.4
     CLBX 0.6         CLBX 0.8          CLBX 1.0          CLBX 1.2
     FLB 2            FLB 4             FLB 6             FLB 8
     FLB 10           FLB 12            FLBX 0.2          FLBX 0.4
     FLBX 0.6         FLBX 0.8          FLBX 1.0          FLBX 1.2
     EC-25            EI-25             EV-25             EW-25
     EI-50            LTV-01            TS 1.5

     HSI conical contact fibers with parts numbers 0040-xxxx:
     5160             5161              5401              5190
     5191             5170              5171              5210
     5211             5180              5181              5400

     Contact Laser and LaserBlade are trademarks of SLT and Heraeus LaserSonics, resp.